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                                  EXHIBIT 23.1


                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS



To Board of Directors
Advanced Fibre Communications, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Advanced Fibre Communications, Inc. of our reports dated January 30, 2001 relating to the consolidated balance sheets of Advanced Fibre Communications, Inc. as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Advanced Fibre Communications, Inc.



                                           /s/ KPMG LLP

San Francisco, California
March 27, 2001